Exhibit 10.31

SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of All Claims (the “Agreement”) is entered into and effective as of January 7, 2019, subject to the terms and conditions set forth herein, by and between Lance E. Iserman (“Executive”) and AutoNation, Inc. (“AutoNation” or “Company”) relating to Executive’s employment with and separation from the Company. When used herein, the term “Company” includes each and every officer, director, employee, agent, parent corporation(s), subsidiary corporation(s), wholly owned companies, affiliate(s) and division(s), their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs.

1.
Separation Date and Terms. As of January 7, 2019, Executive resigned from his position as Executive Vice President and Chief Operating Officer (the “Separation Date”), at which time Executive’s employment with the Company and in any and all other positions with the Company that Executive held terminated (including, but not limited to, as an officer or director of any subsidiary of the Company, and being a member on any committees). On the next regularly scheduled payroll date following the Separation Date, the Company will pay to Executive: (a) all wages earned through the Separation Date and (b) any accrued and unused vacation as of the Separation Date paid in accordance with the applicable Company policy. Except as set forth herein, Executive acknowledges that the Company owes no other bonuses, commissions, wages, vacation pay, sick pay, or benefits to Executive as of the Separation Date.

2.
Company Consideration. For and in consideration of the promises made by Executive in this Agreement, subject to Executive executing this Agreement as provided in Section 14 below and not revoking this Agreement prior to the expiration of the seven (7)-day revocation period provided in this Agreement (the date of such expiration being hereinafter referred to as the “Effective Date”) and subject to Executive’s compliance with Executive’s restrictive covenant obligations in this Agreement and in any other existing agreements with the Company, AutoNation agrees as follows:

(a)
Severance Payment. To pay Executive severance pay in the total gross amount of $2,256,139.12, less applicable taxes and other withholdings and authorized or required deductions. The severance pay will be disbursed in an initial installment of $334,784.95 (less withholdings and deductions) and 35 installments of $54,895.83 (less withholdings and deductions) in accordance with the Company’s normal payroll schedule. The first installment will be disbursed on the Company’s first payroll date following the Effective Date. The remaining installments will be disbursed on a consecutive semi-monthly basis following payment of the first installment.

(b)
2018 Bonus Payment. To pay Executive an additional payment equal to the annual bonus that Executive would have been entitled to receive in respect of the 2018 fiscal year, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive and shall be payable in a lump sum at the same time bonuses are paid to other executives of the Company, but in no event later than March 15, 2019 (less withholdings and deductions). The performance pay-out percentage applied to Executive’s target bonus shall be the same as that applied to other Executive Officers of the Company. Notwithstanding the terms of the Company’s Executive Severance Plan, Executive shall not be eligible for a bonus in respect of the 2019 fiscal year.

(c)
COBRA Severance Payment. To pay to Executive an additional severance payment equal to the cost of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), grossed up for taxes, based on current health, dental and vision elections for an eighteen (18) month period. This additional severance payment will be disbursed to Executive in one lump-sum no later than the Company’s first payroll administratively feasible following the Effective Date. This additional severance payment will be subject to applicable taxes and withholdings.

(d)
Outplacement Services. The Company shall provide Executive with outplacement services, at the sole cost of the Company not to exceed $20,000, with a firm to be mutually agreed upon by the parties for a period of up to twelve (12) months.

(e)
No Entitlement. The payments and benefits provided in this Section 2 are in accordance with the Company’s Executive Severance Plan and AutoNation shall not be obligated to provide any additional consideration other than the consideration discussed in this Section 2. The benefits provided to Executive by AutoNation pursuant to this Section 2 represent benefits that Executive would not be entitled to absent this Agreement and the Company’s Executive Severance Plan (other than COBRA at Executive’s own expense).

3.
Other Benefits. Executive’s participation in the Company’s group medical and dental programs will cease on January 31, 2019. As of this date, Executive will be responsible for paying Executive’s entire monthly COBRA premiums. Executive must elect to receive COBRA if Executive wants continuation coverage under the Company’s group health benefits programs. Executive’s right to COBRA and the time for electing COBRA and making the required COBRA payments will be explained in a separate COBRA notice package, which will be provided to Executive within the timeframe required by applicable law. As of the Separation Date, other than the benefits set forth in Section 2(c) and 4 of this Agreement, Executive is no longer eligible to participate in any other benefit programs offered by the Company, including, but not limited to, vacation and the 401(k) plan. If Executive participated in the AutoNation Deferred Compensation Plan, Executive will be entitled to a payout of Executive’s account balances in such plan in accordance with Executive’s election and the terms of the plan. The Company shall provide Executive with any and all reasonably available documents relative to Executive’s accrued benefits upon written request by Executive. Additionally, the Company (or an authorized representative thereof) shall execute any and all necessary documents to effectuate, or enable the Executive to effectuate, any “roll over” or transfer of accrued benefits in accordance with applicable law.

4.
Stock Options, Restricted Stock and Restricted Stock Units. Executive will receive no further equity awards after the Separation Date. Executive’s equity awards, including stock options, restricted stock and restricted stock units, will cease vesting as of the Separation Date, and all of Executive’s unvested equity awards, including stock options, restricted stock and restricted stock units, will terminate as of the Separation Date. As provided for in and subject to the applicable stock option plans, Executive will have sixty (60) calendar days immediately following the Separation Date to exercise any of Executive’s vested and unexercised stock options, at which time any such stock options that have not been exercised will terminate. Executive should refer to the applicable equity award agreements and plans for additional information.

5.
Cooperation. Executive agrees to make himself available to the Company and its officers, if necessary, for consultation on a reasonable basis from time to time as to any matters on which Executive worked while an employee of the Company. The Company acknowledges that Executive may have other full-time employment and the Company agrees that it will use its reasonable efforts to minimize the amount of time that any such consultation shall require of Executive. Executive further agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against the Company by private third parties, unless and only pursuant to a lawful subpoena issued to Executive. Except as provided in Section 12, Executive also agrees to promptly notify the Company upon receipt of any notice or contact (including whether written or oral, and including any subpoena or deposition notice) requesting or compelling information or Executive’s testimony or requesting documents related to matters which Executive worked on while an employee of the Company, and Executive agrees to coordinate with the Company in any response thereto.

6.
Confidential Information. Executive agrees that the records, information, files, lists, operations data, and other materials of the Company that Executive created, used, or had access to during his employment with the Company belong exclusively to the Company and are confidential. Executive further agrees that information or records relating to his employment with the Company, including any circumstances surrounding his separation, any interactions with any Company employees or directors, and, except as otherwise provided in this Agreement, any claims Executive may have had against the Company, are confidential. Executive further agrees that information about the Company’s customers or other organizations with which it does business is the exclusive property of the Company and is also confidential. Executive shall not use or disclose any such confidential information, for the benefit of himself or another, and shall treat such information as confidential, unless Executive has specific prior written authorization from the Company to use or disclose it.

7.
Compliance with Other Agreements. Executive acknowledges and agrees that he has complied and shall continue to comply with the terms of all other agreements between Executive and the Company, as modified or amended, including, but not limited to, any confidentiality agreement, non-compete agreement and/or restrictive covenants agreement.

8.
Return of Company Property. Executive agrees to return all property belonging to the Company in his possession or under his control (including, without limitation, company identification card, laptop computer or tablet, executive demonstrator vehicle, confidential information, etc.) no later than the Separation Date. Executive also understands and agrees that, effective on the Separation Date, Executive is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company.

9.
No Right to Give Interviews. Without the prior written consent of the Company, Executive shall not (a) give any interviews or public speeches concerning the Company, any matter that Executive participated in while an employee of the Company, or any past or present employee of the Company, or in relation to any matter concerning the Company occurring after the Separation Date or (b) directly or indirectly, prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions, or other creations concerning the Company or concerning any person whom any member of the public might associate with the Company.

10.
Non-Disparagement. Executive agrees not to undertake any disparaging conduct directed at the Company and to refrain from making any negative or derogatory statements concerning the Company. Executive waives any privilege or qualified privilege that may apply to any such communication.

11.	Non-Solicitation/No-Hire/Non-Competition.

(a)
Except where such agreement is prohibited by applicable law, Executive agrees that, for a period of twelve (12) months immediately following the Separation Date, Executive shall not, directly or indirectly: (i) employ, or knowingly permit any company or business directly or indirectly controlled by him/her to employ, any person who was employed by the Company or any subsidiary or affiliate of the Company within the six-month period prior to and including the Separation Date, or in any manner seek to induce any such person to leave his/her employment; (ii) knowingly solicit or induce, through the use of confidential information, any customers of the Company who/which were customers at any time during Executive’s relationship with the Company to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company; (iii) request or advise any person who is a customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer’s or vendor’s business with any such entity; and/or (iv) violate any non-competition covenant with the Company, as if such covenants had remained in effect through such period.

(b)
Without limiting the generality of this Agreement, the severance pay and severance benefits set forth in Section 2 of this Agreement shall immediately cease (provided that Executive shall be entitled to receive and retain at least one thousand dollars ($1,000) of severance payments and benefits) and not be resumed in the event that Executive is in material breach of the restrictive covenants set forth in this Agreement or in any other restrictive covenant agreement with the Company (collectively, the “Restrictive Covenants”).

12.
Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

13.
Full General Release of Claims. Except as provided in this Section 13, Executive, for himself and for his heirs, successors, assigns, and all other persons claiming through Executive, irrevocably and unconditionally releases and forever discharges the Company, together with each of its past present and future owners, parents, subsidiaries and affiliates, and all of their predecessors, successors, assigns, officers, directors, and employees and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, from the beginning of time to the date Executive executes this Agreement, as applicable, including any and all claims in connection with Executive’s employment with the Company, including without limitation, those claims arising from or relating to Executive’s separation from the Company. Except as provided in this Section 13, this general release is a full and final bar to any claims Executive may have against the Company, including, without limitation, any claims arising from or relating to:

(a)	Executive’s pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of the Company;

(b)
stock options, restricted stock, restricted stock units or other equity or equity-based awards, whether pursuant to a stock option plan, agreement or otherwise (except as expressly provided in Section 4 above with respect to unvested stock options, or with respect to outstanding vested equity awards as of the date hereof);

(c)	any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys’ fees for Executive;

(d)
the Civil Rights Acts of 1866, 1871, and 1991; Title VII of the Civil Right Act of 1964; 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Rehabilitation Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Florida Civil Rights Act (as any of these laws may have been amended); or any other federal, state, or local labor, employment, or anti-discrimination laws; and/or

(e)
to the extent permitted by applicable law, based on any contract, tort, federal, state, or local “whistleblower” or retaliation claims, personal injury, or wrongful discharge theory; provided, however, that nothing in this Section 13 shall be deemed to release or impair (i) any rights under the terms of this Agreement, (ii) any vested rights under Company benefit plans and any rights under COBRA, (iii) any rights to outstanding vested equity awards as provided in Section 4 above, under applicable equity plans and equity award agreements, (iv) any and all rights to indemnification, advancement or reimbursement of expenses, and insurance coverage available to Executive as an officer, director or employee of the Company or any Company subsidiary (including the Company’s director and officer insurance coverage), including without limitation under the Company’s or any Company subsidiary’s charter and by-laws and under applicable corporate law (including without limitation to the maximum extent permitted under the Delaware General Corporation Law), or (v) any rights that cannot be waived under applicable law, such as the right to make a claim for unemployment or workers’ compensation benefits.

14.
Time to Consider/Revocation Period. Notwithstanding anything in this Agreement to the contrary, Executive must execute this Agreement on or within forty-five (45) calendar days following the Separation Date in order to be entitled to the payments and benefits in Sections 2, 4 and 11 of this Agreement (other than COBRA at Executive’s own expense). Executive will have the right to revoke Executive’s execution of this Agreement within seven (7) calendar days following the date Executive executes this Agreement. If Executive does not advise the Company in writing within the revocation period of Executive’s intent to revoke Executive’s execution of this Agreement, Executive’s execution of this Agreement will become effective and enforceable upon the expiration of the seven (7) days. If Executive does not execute this Agreement on or within forty-five (45) calendar days following the Separation Date, or Executive revokes Executive’s execution, the Company shall have no obligation to provide Executive with the payments and benefits set forth in Sections 2, 4 and 11 above (other than COBRA at Executive’s own expense).

15.
Voluntary Action. Executive acknowledges that he has read each section of this Agreement and understands his rights and obligations, and that the Company has advised Executive to consult with an attorney of Executive’s choosing prior to executing this Agreement. Executive further acknowledges and agrees that: (a) this Agreement is written in a manner understandable to Executive; (b) this Agreement is granted in exchange for consideration which is in addition to anything of value to which Executive is otherwise entitled; (c) Executive has been given a reasonable opportunity to consider and review this Agreement; (d) Executive has had an opportunity to review this Agreement and, and, specifically, the release in Section 13 of this Agreement, with an attorney of Executive’s choosing prior to executing this Agreement; (e) Executive may challenge the validity of Executive’s waiver in this Agreement of Executive’s rights under the Age Discrimination in Employment Act and the Older Worker Benefits Protection Act; and (f) Executive’s signature on this Agreement is knowing and voluntary.

16.	Miscellaneous.

(a)
Entire Agreement. Except as otherwise provided in this Section 16(a), this Agreement contains the entire agreement between Executive and the Company relating to the subject matter hereof, and all prior agreements, negotiations and representations are replaced by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit or modify the rights of the Company or the obligations of Executive contained in any other confidentiality agreement, non-compete agreement and/or restrictive covenants previously signed by Executive, as amended, modified and/or supplemented, as such provisions shall survive the execution of this Agreement and Executive’s separation from the Company. This Agreement may only be changed by a written amendment signed by Executive and the Chief Executive Officer, the General Counsel, the Vice President of Human Resources, or other duly authorized officer of the Company.

(b)
No Admission. The Company and Executive agree that the payments to Executive, and the terms and conditions of said payments by the Company, are not to be construed as an admission of liability by the Company. Executive specifically agrees that the Company’s payments are not intended to be, and will not be offered in evidence or argued in any proceeding as, an admission of liability. The Company specifically disclaims any liability to Executive or to any other person or entity.

(c)	Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement will not affect any other provision of this Agreement, which shall remain in full force and effect. Nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d)	Effect of Waiver. The failure of the Company at any time to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.

(e)
Binding Nature. This Agreement will be binding upon the Company and Executive and will inure to the benefit of any successor or successors of the Company. This Agreement is not assignable by Executive, except in the case of death or permanent and total disability where Executive’s estate or guardian shall be entitled to receive the consideration to be paid under this Agreement.

(f)
Exclusive Venue and Jurisdiction. Subject to Section 16(m), any suit, action, or proceeding relating to this Agreement shall be brought in the state courts of Broward County, Florida or in the United States District Court for the Southern District of Florida. The Company and Executive hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action, or proceeding.

(g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)	Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)
Construction. The Company and Executive have jointly participated in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the Company and Executive and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of this Agreement.

(j)	Notice. Any notice, request, statement, information or other document to be given to either party by the other must be in writing and delivered as follows:

If to the Company:
Vice President
Human Resources
AutoNation, Inc.
200 S.W. 1st Avenue — 14th Floor
Fort Lauderdale, FL 33301

With Copy to:
General Counsel
AutoNation, Inc.
200 S.W. 1st Avenue — 16th Floor
Fort Lauderdale, FL 33301
If to Executive: [address noted on Exhibit A]
Any party may change the address to which notices hereunder are to be sent to it by giving written notice of a change of address.

(k)
Liability for Breach. In the event that either party breaches any of the terms of this Agreement, the non-breaching party may pursue any and all remedies allowable under state and/or federal law. Depending on the interpretation of applicable law, these remedies may include monetary damages, equitable relief, and, in the case of Executive’s breach, recoupment of the benefits described in Section 2 of this Agreement. In the event of Executive’s breach of Section 5 (“Cooperation” provision), Section 6 (“Confidential Information” provision), Section 7 (“Compliance with Other Agreements” provision), Section 8 (“Return of Company Property” provision), Section 9 (“No Right to Give Interviews” provision), Section 10 (“Non-Disparagement” provision) and/or Section 11 (“Non-Solicitation/No-Hire/Non-Competition” provision), the Company will provide written notice of such breach to Executive and Executive agrees that he will relinquish the benefits set forth in Section 2 of this Agreement, unless if such breach is curable, Executive cures such breach within 30 days’ written notice to Executive from the Company. The non-breaching party shall be entitled to an award of its reasonable attorney’s fees and costs in any litigation arising out of a breach of the terms of this Agreement.

(l)
Section 409A. The Company and Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and Executive each agree that upon the Separation Date, Executive will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Separation Date separation from service shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including without limitation any taxes under Section 409A), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in Executive’s income. Executive acknowledges and agrees that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

(m)
Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its choice of law rules. Notwithstanding any other provision of this Agreement, any dispute hereunder shall be resolved pursuant to arbitration in accordance with the most recent arbitration agreement in effect between Executive and the Company, except that the Company or Executive may pursue equitable relief in a court of law.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company and Executive have executed this Separation Agreement and General Release of All Claims as of January 7, 2019.
– I HEREBY ACCEPT AND AGREE TO ABIDE BY THIS AGREEMENT –

AutoNation, Inc. /s/ Coleman Edmunds Coleman Edmunds Executive Vice President and General Counsel Date: January 17, 2019	/s/ Lance E. Iserman Lance E. Iserman Date: January 17, 2019